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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 27, 2008

Maidenform Brands, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-32568	06-1724014
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

485F US Hwy 1 South Iselin, NJ 08830
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(732) 621-2500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2008, the Compensation Committee of the Board of Directors (the “Board”) of Maidenform Brands, Inc. (the “Corporation”) approved the following incentives for Thomas J. Ward in consideration for his continued service as the Chairman of the Board and assistance to the Corporation’s management in effecting a smooth and successful leadership transition through the end of the Corporation’s current fiscal year:

1.    A discretionary bonus in an amount of up to $500,000 subject to (x) in the discretion of the Compensation Committee, Mr. Ward’s full continued assistance through the end of the Corporation’s current fiscal year, and (y) Mr. Ward’s continued service on the Board as its Chairman through January 5, 2009.

2.    The extension of the post-termination exercise periods for certain currently vested and exercisable employee stock options as follows: (i) options to purchase 514,326 shares of common stock, par value $0.01 per share, of the Corporation (“Common Stock”) at an exercise price of $1.82 per share may be exercised by Mr. Ward at any time prior to the second anniversary of the effective date of his resignation from the Board (the “Retirement Date”), and (ii) options to purchase 514,326 shares of Common Stock at an exercise price of $3.64 per share may be exercised by Mr. Ward at any time prior to the first anniversary of the Retirement Date; provided, that in no event will any of the foregoing options be exercisable beyond the stated term of such option.

3.    If Mr. Ward timely elects to receive continued medical coverage under COBRA, then the Corporation will pay on his behalf (or reimburse him for) the full after-tax cost of such medical coverage for a period of up to 18 months from the Retirement Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAIDENFORM BRANDS, INC.

Date: October 27, 2008	By:	/s/ Steven N. Masket
Name: Steven N. Masket
Title: Executive Vice President and General Counsel